EXHIBIT 10.1

                                 LOAN AGREEMENT

     United Wellhead Services, Inc., hereinafter referred to as the "Borrower" has had negotiations with Community National Bank hereinafter referred to as the "Bank" for the purpose of establishing a $700,000.00 working capital line of credit with the Bank.

     The Bank is willing to establish said working capital line of credit upon the terms, provisions, and conditions hereinafter set forth.

     NOW, THEREFORE, the parties hereto mutually agree as follows:

     1. GENERAL PROVISIONS: On the date hereof and for and period of one year from the date hereof, Bank agrees, upon the terms, provisions and conditions contained in this Loan Agreement, to lend to Borrower sums requested by Borrower provided that said sums, when added to the unpaid principal balance of other sums lent to Borrower pursuant to the terms hereof do not exceed the lesser of the following amounts:

     (a) an aggregate unpaid principal balance at any one time of $700,000.00 and

     (b) the Borrower's Borrowing Base.

     The Borrowing Base is defined as the sum of 75% of Borrower's accounts receivable less than 60 days past due and 25% of Borrower's inventory less the outstanding balance of the $50M capital loan executed simultaneously with the aforementioned. At its option, Bank may reduce the Borrowing Base by eliminating any or all accounts receivable; however, before Bank may reduce the Borrowing Base by eliminating these accounts receivable, Bank must give Borrower written notice of the specific accounts that Bank intends to eliminate from the calculation of the Borrowing Base. The reduction in the Borrowing Base will be effective 3 days after the Bank transacts such written notice.

     Bank shall lend to Borrower an amount equal to the sum specified by the Borrower, subject to the restrictions and conditions contained in this Loan Agreement and the Promissory Note.

     2. PROMISSORY NOTE: The working capital line of credit (the "Loan") shall be evidenced by a draw type promissory note of the Borrower dated of even date herewith in the face amount of $700,000.00 (the "Promissory Note"). Said Promissory Note shall bear interest on advances from the date of each advance until maturity at a variable rate equal to Wall Street Journal Prime Floating daily, plus two percent. Said rate shall be subject to renegotiation as compensating balances dictate. Accrued interest shall be payable monthly on the 1st day of each month, beginning February 1, 1997. And continuing monthly until all principal and unpaid accrued interest become due and payable on the 16th day of January, 1998.

     3. COLLATERAL: Borrower agrees to grant Bank a first lien security interest in all of its accounts receivable to secure payment of the indebtedness evidenced by the Promissory Note and performance by Borrower of all the terms, provisions and conditions of this Loan Agreement. Borrower agrees to execute and deliver to Bank any and all documents (the "Security Documents") necessary to create and perfect said security interest.

     4. GUARANTEES: As further and additional security for the repayment of the loans and the performance by Borrower of the terms, provisions and conditions of this Loan Agreement, Wallace C. Sparkman, Al Dueitt and Martin Tomlin (collectively hereinafter referred to as the "Guarantors") hereby agree to execute said promissory note as a Guarantor, by the terms of which each agrees to guarantee the payment of the Promissory Note and the compliance by Borrower with the terms, provisions and conditions of this Loan Agreement.

     5. BORROWER'S REPRESENTATIONS: Borrower represents and warrants that:

     (a) Financial Statements: The financial statements that have been furnished to Bank reflect accurately the current status of operations of the Borrower as of the respective dates of said statements.

     (b) Litigation: There are no actions, suits, or proceedings pending or, to the knowledge of its officers, directors and shareholders of Borrower threatened against the Borrower, in any court or before any

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governmental department, agency or instrumentally, an adverse decision in which might materially affect the ability of Borrower to perform its obligations under this Loan Agreement, the Promissory Note and the Security Documents.

     (c) Authority and Compliance: Borrower has full power and authority to enter into this Agreement, and to make the borrowing hereunder, all of which have been duly authorized by all proper and necessary corporate action. No consent or approval of stockholders or of any public authority is required as a condition to the validity of this Agreement or the Note, and Borrower is in compliance with all laws and regulatory requirements to which it is subject.

     (d) Binding Agreement: This Agreement constitutes, and the Promissory Note when issued and delivered pursuant hereto for value received will constitute, valid and legally binding obligations of Borrower in accordance with their terms.

     (e) No Conflicting Agreements: There are no charter, bylaw or stock provisions of Borrower and no provisions of any existing agreement, mortgage, indenture or contract binding on Borrower or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the Promissory Note.

     6. CONDITIONS TO LOAN AND ADVANCE: The obligation of Bank to make the Loan and advances hereunder is conditioned upon the following matters:

     (a) Bank's approval of the advance based upon intended purpose and use of funds.

     (b) At the of the requested advance and at the time of disbursement of the advance, Borrower shall not be in default under this Loan Agreement or the Promissory Note.

     (c) At the time of the requested advance and at the time of disbursement of the advance, Borrower must have provided Bank a current Borrowing Base Certificate, which reflects that the Borrowing Base exceeds the sum of the additional advance required and the current unpaid principal balance of the Promissory Note. The Borrowing Base Certificate shall be certified statement by the President or Secretary of the Borrower setting forth the Borrowing Base and supporting calculations as of the date of the certificate. (A form of said Borrowing Base Certificate is attached hereto and made a part hereof as Exhibit "B".)

     (d) Inclusion of a receivable representing a concentration exceeding 30% of the total value of the Borrowing Base for any one customer in the calculation of the Borrowing Base will be subject to the Bank's approval. Community National Bank agrees to entertain additional loan requests which will be subject to further approval.

     7. AFFIRMATIVE COVENANTS: So long as Borrower may borrow hereunder and until payment in full of the Note and performance of all other obligations of Borrower hereunder, Borrower will:

     (a) Maintain the following balances sheet requirements in accordance with generally accepted accounting principals:

          1. Maintain Working Capital of not less than $400,000.00. Working Capital is defined as current assets minus current liabilities.

          2. Maintain a Minimum Tangible New Worth of not less than $750,000.00. Net Worth is defined as total assets less total liabilities.

     (b) Accounting: Maintain a system of accounting satisfactory to Bank and in accordance with generally accepted accounting principles consistently applies, and will permit Bank's officers or authorized representatives to visit and inspect Borrower's books of account and other records at such reasonable times and as often as Bank may desire, at the Bank's cost and expense. Unless written notice of another location is given to Bank, Borrower's books and records will be held at Borrower's place of business located at 615 Upper North Broadway, Corpus Christi, Texas 78477.

     (c) Monthly Financial Statements: Furnish to bank monthly financial statements, to include balance sheet and profit and loss statement, and showing all amounts for the past calendar month and for the

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calendar year to date, together with an officer's certificate of compliance with this Agreement, within 30 days of the end of each such accounting period (see attached Exhibit "A". Additionally, Borrower is required to provide a current accounts receivable and account payable aging within the same 30 days.

     (d) Borrowing Base Calculations: As soon as available and in any event within 30 days after the end of each month, a calculation of the Borrowing Base for the preceding month accompanied by a payment then due by Borrower or Guarantors as may be required under such Borrowing Base Calculations. Such shall be certified by an authorized officer of the corporation and shall be accompanied by an officer's certificate stating Borrower is in compliance with all terms and conditions of this Agreement (see Exhibit "B").

     (e) Other: Promptly provide Bank with such additional information, reports or statements reflecting its business operations and financial condition as Bank may reasonably request from time to time.

     (f) Insurance: Due to the nature of inventory, Borrower is not required to maintain insurance on same.

     (g) Corporate Existence and Compliance: Maintain its corporate existence in good standing and comply with all laws, regulations and governmental requirements to which it is subject.

     (h) Adverse Conditions or Events: Promptly advise Bank in writing of any conditions, event or act which comes to its attention that would or might materially affect Borrower's financial condition, Bank's rights in or to the Collateral under this Agreement or the loan documents, and any litigation filed against Borrower.

     (i) Taxes: Pay all taxes as the same become due and payable.

     8. NEGATIVE COVENANTS: So long as Borrower may borrow hereunder and until payment in full of the Note and performance of all other obligations of Borrower hereunder, Borrower will not, without the prior written consent of Bank:

     (a) Transfer Assets: Enter into any merger or consolidation, sell, lease, assign or otherwise dispose of or transfer any assets except in the normal course of its business.

     (b) Liens: Knowingly grant, suffer or permit liens on or security interests in Borrower's assets, excluding vehicle financing and insurance premium financing.

     (c) Loans: Make any loans, advances or investments to or in any joint venture, corporation or other entity not consolidated with Borrower.

     (d) Borrowing: Create, incur, assume or become liable in any manner for any indebtedness other than that (I) to Bank, (II) normal trade debts incurred in the ordinary course of Borrower's business, (III) the existing indebtedness.

     (e) Violate Other Covenants: Violate or fail to comply with any covenants or agreements regarding other debt which will or would with the passage of time or upon demand cause the maturity of any other debt to be accelerated.

     9. EVENTS OF DEFAULT: If one or more of the following events of default shall occur, all outstanding principal plus unpaid interest shall be due and payable immediately:

     (a) Default shall be made in the payment of any installment of principal or interest upon the Promissory Note when due and payable, whether at maturity or otherwise and such default shall continue for 30 days; or

     (b) After 3 days from written notice by Bank to Borrower that the unpaid aggregate balance of the Promissory Note still exceeds Borrower's Borrowing Base; or

     (c) Default shall be made in the performance of any term, covenant or agreement contained herein; or

     (d) Any representation or warranty herein contained or in any financial statement, certificate, report or opinion submitted to Bank in connection with this loan or pursuant to the requirements of this Agreement shall prove to have been incorrect in any material respect when made; or

     (e) Any judgement against Borrower or any attachment or other levy against the property of Borrower with respect to a claim remains unpaid, unstayed on appeal, undischarged, for a period of 30 days; or

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     (f) A Guarantor shall be the subject of voluntary or involuntary bankruptcy proceedings, or there is a substantial change in ownership or control of Borrower; or

     (g) Borrower makes an assignment for the benefit of creditors, files a petition in bankruptcy or is adjudicated insolvent or bankrupt.

     10. NOTICES: All notices, demand and documents of any kind which one party hereto may be required or may desire to serve upon another party hereunder may be served by delivering the same to the part personally or by depositing such notice, demand or document in the United States mail, postage prepaid, certified mail, return receipt requested, and addressed to the other party at the address shown herein or to such other address as may be furnished by written notice for one party to the other pursuant hereto. Any communication shall be deemed effectively given on the date of personal delivery or the third business day following deposit in mail.

     11. TERM OR AGREEMENT: This Loan Agreement shall be and remain in full force and effect until the termination of all obligations of the Bank to make advances hereunder to until the payment in full of the Promissory Note and the performance by Borrower of all the terms, provisions and conditions of this Loan Agreement, the Promissory Note and Security Documents, whichever is later.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of this 16th day of January, 1997.

BORROWER:                              BANK:
UNITED WELLHEAD SERVICES, INC.         COMMUNITY NATIONAL BANK
by: /s/ Wallace C. Sparkman            by: /s/ Jeb Hughes
Wallace C. Sparkman                    Jeb Hughes
Chairman of the Board                  Senior Vice President
UNITED WELLHEAD SERVICES, INC.
by: /s/ Al Dueitt
Al Dueitt
President

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